Exhibit 21.1

TARGA RESOURCES CORP.

LIST OF SIGNIFICANT SUBSIDIARIES

Legal Name	Jurisdiction
Grand Prix Pipeline LLC	Delaware
Lasso Acquiror LLC	Delaware
Targa Downstream LLC	Delaware
Targa GP Inc.	Delaware
Targa Liquids Marketing and Trade LLC	Delaware
Targa Midstream Services LLC	Delaware
Targa Northern Delaware LLC	Delaware
Targa Pipeline Mid-Continent Holdings LLC	Delaware
Targa Pipeline Mid-Continent WestTex LLC	Delaware
Targa Pipeline Operating Partnership LP	Delaware
Targa Pipeline Partners LP	Delaware
Targa Resources LLC	Delaware
Targa Resources Operating LLC	Delaware
Targa Resources Partners LP	Delaware